EXHIBIT 12.2
DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Six Months Ended June 30, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Net income (loss) from continuing operations, less preferred distributions	$(68,605)		$(63,589)		$(30,448)		$(306,823)		$18,193		$112,198
Preferred distributions	24,275		60,353		69,468		73,451		71,426		58,292
Interest expense	122,138		221,543		187,488		149,878		135,080		110,165
Earnings (loss) before fixed charges	$77,808		$218,307		$226,508		$(83,494)		$224,699		$280,655
Interest expense	$122,138		$221,543		$187,488		$149,878		$135,080		$110,165
Interest costs capitalized	3,282		4,335		11,498		26,864		53,456		59,167
Total fixed charges	125,420		225,878		198,986		176,742		188,536		169,332
Preferred distributions	24,275		60,353		69,468		73,451		71,426		58,292
Total fixed charges and preferred distributions	$149,695		$286,231		$268,454		$250,193		$259,962		$227,624
Ratio of earnings to fixed charges	N/A	(1)	N/A	(3)	1.14		N/A	(6)	1.19		1.66
Ratio of earnings to fixed charges and preferred distributions	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)	N/A	(8)	1.23

(1)	N/A - The ratio is less than 1.0; deficit of $47.6 million exists for the six months ended June 30, 2012. The calculation of earnings includes $184.1 million of non-cash depreciation expense.

(2)	N/A - The ratio is less than 1.0; deficit of $71.9 million exists for the six months ended June 30, 2012. The calculation of earnings includes $184.1 million of non-cash depreciation expense.

(3)	N/A - The ratio is less than 1.0; deficit of $7.6 million exists for the year ended December 31, 2011. The calculation of earnings includes $328.3 million of non-cash depreciation expense.

(4)	N/A - The ratio is less than 1.0; deficit of $67.9 million exists for the year ended December 31, 2011. The calculation of earnings includes $328.3 million of non-cash depreciation expense.

(5)	N/A - The ratio is less than 1.0; deficit of $41.9 million exists for the year ended December 31, 2010. The calculation of earnings includes $277.6 million of non-cash depreciation expense.

(6)	N/A - The ratio is less than 1.0; deficit of $260.2 million exists for the year ended December 31, 2009. The calculation of earnings includes $243.2 million of non-cash depreciation expense.

(7)	N/A - The ratio is less than 1.0; deficit of $333.7 million exists for the year ended December 31, 2009. The calculation of earnings includes $243.2 million of non-cash depreciation expense.

(8)	N/A - The ratio is less than 1.0; deficit of $35.3 million exists for the year ended December 31, 2008. The calculation of earnings includes $211.1 million of non-cash depreciation expense.